SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Release”) is made and entered into as of this 24th day of April 2017 by and between EVERTEC GROUP, LLC, a Puerto Rico limited liability company, EVERTEC USA, LLC and Mariana Lischner Goldvarg (the “Executive”). EVERTEC GROUP, LLC and EVERTEC USA, LLC shall be collectively referred to herein as the “Company”.

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Termination of Employment. Effective the close of business on April 28, 2017 (the “Separation Date”), the Executive and the Company agree that the Executive’s employment with the Company terminated. Effective on the Separation Date, the Executive has resigned from all positions she holds as an officer and/or member of the board of directors or board of managers of EVERTEC, Inc. (“Parent”) and any of its subsidiaries, including the Company (Parent and its direct and indirect subsidiaries, including the Company, are hereinafter referred to as the “Company Group”) and from all committees of any such board of directors or board of managers. The Executive agrees that she will not hereafter seek reinstatement, recall or re-employment with the Company Group. The Executive acknowledges that this Release constitutes the required notice of termination of the Executive’s employment pursuant to Section 3(g) of the Employment Agreement, by and between the Company and the Executive, dated May 25, 2015 (the “Employment Agreement”).

2.(a) Settlement Payment. As a settlement payment and consideration, and provided this Release is executed and not revoked by Executive, the Company shall provide the Executive with a lump sum payment consisting of the following benefits, on or before sixty (60) calendar days after the Separation Date or as established herein:

(i)A lump sum payment of $350,000 on or before 60 calendar days after the Separation Date.

(ii)A onetime payment equivalent to the cost of fourteen (14) months of health plan coverage under COBRA to be paid directly to the Administrator, Hub International Inc. and credited towards the number of months eligible for COBRA.

(iii)Accrued but unused vacation, if any, as of the Separation Date.

(iv)The amount of any unpaid expense reimbursements to which Executive may be entitled pursuant to her Employment Agreement.

(a)Additional Consideration. As an additional consideration for the signing of this Release, the Company and Executive agree to the following:

(i)Automobile: The Company waives its right to require the reimbursement of SIXTY THOUSAND DOLLARS ($60,000.00) for the Company vehicle from Executive as provided in the Letter Agreement dated September 28, 2015 by and between EVERTEC GROUP, LLC and Executive. Accordingly, Executive shall continue as the titleholder of said automobile without any further action on her part.

(ii)Accelerated RSUs: During the term of her employment, Executive was granted restricted stock units (the “RSUs”), pursuant to the execution of different agreements and her continued employment with the Company, as detailed in Exhibit A. Upon the execution of this Release, the 11,433 time-based RSUs granted on February 19, 2016 with a vesting date of February 19, 2018 and the 11,433 RSUs granted on February 19, 2016 with a vesting date of February 19, 2019 shall automatically vest on the 8th day after the revocation period set forth on Section 9(b) has expired, provided that Executive has not revoked this Release. These RSUs are time-based and were issued pursuant to the Parent’s 2013 Equity Incentive Plan Restricted Stock Unit Award Agreement executed by the parties on February 19, 2016. These RSUs must be settled within 75 calendar days of the Separation Date

(iii)Contingent RSUs: Contingent on Executive abiding to all of the terms and conditions of this Release, including without limitation, the non-compete, non-solicitation and non-disparagement clauses included on her Employment Agreement and/or herein, the parties agree that the following RSUs will remain outstanding and continue under their normal vesting schedules under the terms and conditions of Parent’s 2013 Equity Incentive Plan and their respective awards:

(a) 44,984 time-based RSUs granted under the Employment Agreement with a vesting date of June 1, 2018;

(b) 14,407 performance-based RSUs related to relative total shareholder return granted on February 19, 2016 with a vesting date of February 19, 2019, which get prorated to 5,602 RSUs under the terms of its respective award based on a 14/36 fraction; and

(c) 17,150 performance-based RSUs related to diluted earnings per share granted on February 19, 2016, which get prorated to 6,669 RSUs under the terms of its respective award based on a 14/36 fraction.

Executive hereby acknowledges and agrees that if she breaches any of the terms and conditions of this Release, Executive will not be entitled to receive the RSUs described herein, and hereby forfeits any right Executive may have to receive such RSUs.

All of the payments referred to in Section 2(a) and (b) of this Release will be jointly referred as the “Severance Payment”. The Company may withhold from all amounts payable under this Release such federal, state, local and payroll taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)Consulting Services. The Company will retain Executive to perform consulting work for a period of six (6) months from the date this release is executed by the parties, pursuant to the terms and conditions established in the Professional Services Agreement (“PSA”) attached herein as Exhibit B. In consideration of the performance of the services described in the PSA and of the acceptance by Executive of the restrictive covenants detailed in the PSA, the Company will pay Executive based on a monthly rate equal to $5,000/month.

(c)Continuing Rights. The Executive agrees that, except for the payments and benefits set forth above, she has been paid all other compensation due to her, including but not limited to all salary, hourly pay, overtime pay, bonuses, deferred compensation, incentives and all compensation of any nature whatsoever, and does not have any equity or equity-based ownership interest in Parent or any other member of the Company Group other than 11,433 vested RSUs each of which vested on February 2017, the terms of which RSUs shall continue to be governed by Parent’s 2013 Equity Incentive Plan. No other sums (contingent or otherwise) shall be paid to the Executive in respect of her employment by the Company, including but not limited to any performance based awards, and any such sums (whether or not owed) are hereby expressly waived by the Executive.

(d)Continuing Entitlement. The Executive acknowledges that her continuing entitlement to payments and benefits under this Paragraph 2 shall be conditioned upon her continuing compliance with Paragraphs 1, 3, 4, 5, 6, 9(c) or 14 of this Release and any violation of Paragraphs 1, 3, 4, 6, 9(a) or 14 by the Executive shall terminate the Company's obligation to continue to make payments or provide benefits in accordance with this Paragraph 2.

(e)Consideration. The Executive expressly acknowledges and agrees that the Severance Payment made under the terms of this Release exceeds the value of any interest, claim, privilege and/or thing of value to which she may be entitled. Executive further acknowledges that the Company has paid her any and all amounts owed as of the date of the signing of this Release and that it does not owe her any wages for work performed, commissions, bonuses, sick leave, personal license payments, vacation leave or other compensation, benefits, payments, or remuneration of any nature, other than those specifically provided in this Release. Therefore, Executive agrees that the Severance Payment should be computed against any severance calculation Executive may be entitled by virtue of any Federal or State law. In addition, Executive represents that she has no known work related injury or occupational illness and that she has been provided and/or has not been denied any licenses under the Family and Medical Leave Act or any non-occupational illness insurance.

3.    (a) General Release. As a material inducement to the Company to enter into this Release and in consideration of the payments to be made by the Company to the Executive in accordance with Paragraph 2 above, the Executive, on behalf of herself, her representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with her counsel, releases and discharges each member of the Company Group, each of their respective shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, insurers, divisions, affiliates, and all employee benefit plans sponsored by or contributed to by any member of the Company Group (including any fiduciaries thereof), and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that she ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy.

(b) Statutes. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes, but is not limited to, and is intended to explicitly release, any and all subject matter and claims arising from or in connection with any alleged violation by any of the Released Parties of the laws of the State of Florida and the Commonwealth of Puerto Rico, whether state or federal. The Executive also releases the Released Parties from any claims that could arise under the Employment Agreement or Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991 and Executive Order 11246, which prohibit employment discrimination based on race, color, religion, sex, or national origin; the Age Discrimination in Employment Act of 1967 (ADEA) and the Older Workers Benefit Protection Act of 1990, which prohibit employment discrimination because of age against individuals who are 40 years of age or older; the Equal Pay Act, which prohibits sex-based wage discrimination against men and women who perform substantially equal work in the same establishment; the Americans with Disabilities Act of 1990 (ADA), which prohibits employment discrimination against qualified individuals with disabilities in the private sector, in state and local governments; and Sections 501 and 505 of the Rehabilitation Act of 1973, which prohibit federal contractors to discriminate in employment against qualified individuals with disabilities; the Genetic Information Nondiscrimination Act (GINA) of May 21, 2008, which prohibits discrimination against employees based on genetic information; the Family and Medical Leave Act, which protects employees’ rights to medical and family leave; the Uniformed Services Employment and Reemployment Rights Act (USERRA); the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (VEVRAA); the Constitution of Puerto Rico, which prohibits discriminatory treatment; the Constitution of the State of Florida; the Employee Retirement Income Security Act of 1974 (ERISA); the Workers Adjustment Retraining and Notification Act (WARN); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), except for the rights Executive may have to continue her health coverage under COBRA; the Federal Bankruptcy Act; and any other federal or state, including Florida and Puerto Rico laws (including, with respect to each law or regulation referenced above, any amendments thereto), whether based on statute, regulation or common law, providing: workers’ compensation benefits; restricting an employer's right to terminate employees or otherwise regulating employment; enforcing express or implied employment contracts; requiring an employer to deal with employees fairly or in good faith; non-occupational disability benefits; overtime; sick leave; minimum wage; providing recourse for alleged wrongful discharge, harassment or discrimination on account of any protected conduct including but not limited to age, race, color, gender, marital status, social or national origin, disability, social condition, political affiliation, political or religious beliefs, genetic information, for being a victim or being perceived as a victim of domestic violence, sexual aggression, stalking, sexual orientation or gender identity; retaliation; physical or personal injury; emotional distress; fraud; negligent misrepresentation; libel; slander; defamation and similar or related claims and any other statutory claim, tort claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or in connection with or involving her employment with the Company, the termination of her employment with the Company, or involving any other matter, including but not limited to the continuing effects of her employment with the Company or termination of employment with the Company. The Executive further acknowledges that she is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which she would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Florida and the Commonwealth of Puerto Rico. The waivers and releases previously mentioned include any damages arising after the signature of this document as a result of the continuous effect of any act or omission that occurred before the signature of this document.

(c) Exclusions. This Release is not intended to and does not limit the Executive’s right to file a charge or participate in an investigative proceeding of a governmental agency, including the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency, regulator or commission. However, unless forbidden by Law, Executive agrees that if she files such a claim, she expressly waives and voluntarily surrenders and agrees to forego any monetary remedies, any type of damages and/or other compensation award from the Company Group arising out of those claims. This Release will not waive rights or claims that may arise after the Release becomes effective, nor will it apply to any rights of indemnification, contribution, or to be held harmless, or to the coverage afforded by any directors and officers insurance maintained by the Company Group, as in effect as of the Separation Date. This Release will not waive any rights to which the Executive is otherwise entitled with respect to her vested retirement benefits. This Release will not waive any right to enforce the terms of this Release.

4.    Covenant Not to Sue. The Executive, for herself, her spouse, her heirs, executors, administrators, successors and assigns agrees not to bring, file, claim, sue, or permit to be brought, filed, or claimed any action, cause of action or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof. The Executive further agrees that this Release will constitute and may be pleaded as, a bar to any such claim, cause of action or proceeding.

5.    Indemnification. The Executive will fully indemnify the Released Parties against and will hold the Released Parties harmless from any and all claims, costs, damages, demands, expenses (including without limitation attorneys' fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any or all of this Release and the conduct of the Executive hereunder, including without limitation any material breach or failure to comply with any or all of the provisions of this Release.

6.    Restrictive Covenants. The Executive acknowledges and agrees that she shall continue to be bound by the covenants set forth in Sections 5 and 6 of her Employment Agreement, and to the following covenants below.

(a) Definitions. As used herein, the following terms will have the following meanings:

(i) “Similar Business” shall mean the same or substantially the same business activity or activities performed by the Company or any of its subsidiaries or affiliates, as of the Separation Date.

(ii) “Clients” shall mean any person or entity that was a client or customer of the Company or for whom Executive provided any services on behalf of the Company or any of its affiliates or subsidiaries at any time during the twelve (12) months prior to the Separation Date and which still maintains a business relationship with the Company as of the Separation Date.

(iii) “Confidential Information” shall mean information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Executive’s unauthorized disclosure) and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company concerning (A) the business or affairs of the Company; (B) products or services; (C) fees, costs and pricing structures; (D) designs; (E) analyses; (F) drawings, photographs and reports; (G) computer software, including operating systems, applications and program listings; (H) flow charts, manuals and documentation; (I) databases; (J) accounting and business methods; (K) inventions, devices, new developments, methods and processes, whether patentable or not and whether or not reduced to practice; (L) customers and clients and customer or client lists; (M) other copyrightable works; (N) all production methods, processes, technology and trade secrets; and (O) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Executive’s unauthorized disclosure or any third party’s unauthorized disclosure resulting from any direct or indirect influence by Executive) prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(iv) “Work Product” shall mean all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or not) that relates to the Company’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

(v) The provisions contained in sub-sections 6(a)(iii) and (iv) does not interfere with Executive’s right to disclose confidential information or work product when said disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, pursuant to the Defend Trade Secrets Act of 2016.

        (b) Non-Compete. Executive hereby acknowledges that she is familiar with the Confidential Information of the Company and its affiliates and subsidiaries. Executive acknowledges and agrees that the Company would be irreparably damaged if Executive were to provide services to any person directly or indirectly competing with the Company or any of its affiliates or subsidiaries or engaged in a Similar Business and that such competition by Executive would result in a significant loss of goodwill by the Company. Therefore, in consideration of the receipt of payments under Executive’s Employment Agreement and hereunder, including, without limitation, the acceleration of the vesting of the RSUs described herein, Executive agrees to the following restrictions, which Executive considers as reasonable:

(i) Similar Business: For a term of twelve (12) months immediately after the Separation Date, Executive shall not, directly or indirectly engage in any Similar Business services or activities within Latin America (including Puerto Rico). Executive recognizes and admits that this geographical restrictive covenant is necessary and enforceable since it keeps with the reality of the Company’s technological business and since because of her specialized knowledge and position within the Company, Executive gained access to all of the Company’s affiliates and subsidiaries businesses.

(ii) Clients: For a period of twelve (12) months after the Separation Date, Executive shall not, directly or indirectly, solicit or provide, without the written consent of the Company, any services for any Client, such as those Similar Business services or activities provided by Executive during her employment relationship.

Executive further warrants and represents that she has agreed to this non-competition clause in exchange for the compensation, benefits and protections Executive received under the Employment Agreement and the consideration she is receiving under this Release.

(c) Non-Solicitation. For a term of twelve (12) months immediately after the Separation Date, Executive shall not, directly or indirectly through another person, (i) directly or indirectly induce or attempt to induce any employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries to leave the employ or services of the Company or any of its affiliates or subsidiaries, or in any way interfere with the relationship between the Company or any of its affiliates or subsidiaries and any employee, representative, agent or consultant thereof; or (ii) hire any person who was an employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries at any time during the twelve-month period immediately prior to the date on which such hiring would take place.

(d) Non-Disclosure; Non-Use of Confidential Information. Executive shall not disclose or use at any time after the Separation Date, any Confidential Information of which Executive was or became aware during her employment at the Company, whether or not such information was developed by her. Executive will take all appropriate steps to safeguard all Confidential Information in her possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the Separation Date, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof, whether in written or electronic form) relating to the Confidential Information or the Work Product of the business of the Company that Executive may possess or have under her control.
(e) Proprietary Rights. Executive recognizes that the Company possesses a proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any Work Product made or developed by Executive or her agents during the course of Executive’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of her employment with the Company, or involving the use of the time, materials or other resources of the Company, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(f) Non-Disparagement. At all times after the Separation Date, neither Executive nor her agents or representatives, on the one hand, nor the Company itself, or its executives or boards of directors or managers, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or her agents or representatives, the Company or any of the Company’s officers, directors or employees). The foregoing shall not be violated by truthful responses to (a) legal processes or governmental inquiries or (b) by private statements to the Company or any of Company’s officers, directors or employees.

7.    Severability. If any provision of this Release shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

8.    Waiver. A waiver by the Company of a breach of any provision of this Release by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

9.    Miscellaneous Provisions.

a.    Representation. The Executive represents and certifies that she has carefully read and fully understands all of the provisions and effects of this Release and has knowingly and voluntarily entered into this Release freely and without coercion. The Executive acknowledges that the Company advised her to consult with an attorney prior to executing this Release and further advised her that she had 45 calendar days within which to review and consider this Release. Executive understands that she can waive the 45-day period to evaluate and consider this Release and that, if she signs this Release in less time, she has done so voluntarily in order to obtain sooner the benefits under this Release. The Executive is voluntarily entering into this Release and no member of the Company Group nor any other Released Parties made any representations concerning the terms or effects of this Release other than those contained in the Release itself and the Executive is not relying on any statement or representation by the Company or any other Released Parties in executing this Release. The Executive is relying on her own judgment and that of her attorney to the extent so retained. The Executive also specifically affirms that this Release clearly expresses her intent to waive fraudulent inducement claims, and that she disclaims any reliance on representations about any of the specific matters in dispute.

b.    Revocation. The Executive acknowledges that she has seven (7) calendar days from the date this Release is executed in which to revoke her acceptance of this Release, and this Release will not be effective or enforceable until such 7-day period has expired. To be effective, any such revocation must be in writing and sent to Marcelino Zayas and Luis Rodríguez at the following email addresses marzayas@evertecinc.com and luis.rodriguez@evertecinc.com The revocation notice must be sent to Mr. Zayas and Mr. Rodríguez on or before the 7th calendar day after signing and must expressly state the Executive’s intention to revoke this Release.

c.    Return of Property. By signing this Release, the Executive agrees to return to the Company, within 10 business days at the Company’s expense, all of the Company’s property that is in the Executive’s possession, custody or control, including, without limitation, (a) all keys, access cards, credit cards, computer hardware (including but not limited to all hard drives, diskettes, compact disks, DVDs, electronic storage devices, and personal data assistants, and the contents of all such hardware, as well as any passwords or codes or instructions needed to operate any such hardware), computer software and programs, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, design information, specifications and plans, data base information and lists, mailing lists, notes, and any other property or information that the Executive has or had relating to the Company Group (whether those materials are in paper, electronic or computer-stored form or in any other form or medium), and (b) all documents and other property containing, summarizing, or describing any Confidential Information (as defined in the Employment Agreement), including all originals and copies. The Executive affirms that she has not retained any such property or information in any form, and will not give copies of such property or information or disclose their contents to any other person.

10.    Complete Agreement. This Release and the Exhibits attached herein, sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to actual or potential claims arising from the Executive's employment with the Company or the termination of the Executive's employment with the Company; provided, however, that all obligations and rights arising under Sections 5-9 of the Employment Agreement, which are incorporated by reference herein, shall not be superseded, shall be unaffected hereby, and shall remain in full force and effect. The Executive expressly warrants and represents that no promise or agreement which is not herein expressed has been made to her in executing this Release.

11.    No Pending or Future Lawsuits. The Executive represents that she, her spouse, heirs, executors, administrators or assigns have no lawsuits, claims or actions against the Company Group or any of the Released Parties. The Executive also represents that she does not intend to bring any claims on her own behalf or on behalf of any other person or entity against the Company Group or any of the Released Parties.

12.    No Admission of Liability. The Executive understands and acknowledges that this Release constitutes a compromise and settlement of any and all actual or potential disputed claims by the Executive. No action taken by the Company Group hereto, either previously or in connection with this Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company Group of any fault or liability whatsoever to the Executive or any third party.

13.    Reimbursement. If the Executive or her heirs, executors, administrators, successors or assigns (a) is in breach of or breaches Paragraphs 1, 3, 5, 6, 9(c) or 14 of this Release, or (b) attempts to challenge the enforceability of this Release, or (c) files a charge of discrimination or unjust dismissal, a lawsuit of any kind or nature against one or more of the Released Parties, or a claim of any kind or nature against one or more of the Released Parties, the Executive or her heirs, executors, administrators, successors or assigns shall be obligated to tender back to the Company, as a contractual remedy hereunder, eighty percent (80%) of the total payment made to her or them under this Release, or any amount of actual damages proven by the Company, if greater. Further, the Executive shall indemnify and hold harmless the Released Parties from and against all liability, costs and expenses, including attorneys' fees, arising out of said breach, challenge or action by the Executive, her heirs, executors, administrators, successors or assigns. The Company and the Executive acknowledge that the remedy set forth hereunder is not to be considered a form of liquidated damages and the tender back shall not be the exclusive remedy hereunder.

14.    Future Cooperation. In connection with any and all present and future claims, disputes, negotiations, investigations, lawsuits, arbitration or administrative proceedings involving the Company Group, the Executive agrees to make herself available, upon reasonable notice from the Company Group and without the necessity of subpoena, to provide information, documents, declarations or statements to the Company Group; meet with attorneys or other representatives of the Company Group; prepare for and give depositions or testimony, participate as a witness at trial; participate in trial preparation and/or otherwise fully cooperate in the investigation, defense or prosecution of any or all such matters.

15.    Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

16.    Governing Law. THIS RELEASE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF FLORIDA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

1.	Enforcement

a.    Arbitration. Any controversy, dispute or claim arising out of or relating to this Release, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in San Juan, Puerto Rico (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding and conclusive on the parties for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The Company will bear the totality of the arbitrator’s and administrative fees and costs. Each party shall bear its or her litigation costs and expenses. Upon the request of any of the parties, at any time prior to the beginning of the arbitration hearing the parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association. The Company will bear the totality of the mediator’s and administrative fees and costs.

b.    Waiver of Jury Trial. THE COMPANY AND THE EXECUTIVE EACH HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS RELEASE.

c.    Intention of the Parties. It is the intention of the parties that the interpretation of this Release be construed in favor of the release of all claims against the Released Parties.

18.    Execution of Release. This Release may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release. The Release, to the extent signed and delivered by means of a facsimile machine or by PDF File (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person. At the request of either party hereto, the other party shall re-execute original forms hereof and deliver them to all other parties.

PLEASE READ THIS RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive and the Company have voluntarily signed this Separation Agreement and General Release consisting of thirteen (13) pages and two Exhibits, effective as of the date first written above, this 24th of April, 2017.

EVERTEC GROUP, LLC

By:
Name: Morgan M. Schuessler
Title: Chief Executive Officer

MARIANA LISCHNER GOLDVARG

Signature: ______________________
Mariana Lischner Goldvarg

Exhibit A

Summary of RSU Grants

Grant Date	# of RSUs	Type of RSUs	Original Vesting Date	Agreement under the Release
June/1/2015	44,984	Time-Based	June/1/2018	Remain outstanding
Feb/19/2016	11,433	Time-Based	Feb/19/2017	Vested prior to the Release
Feb/19/2016	11,433	Time-Based	Feb/19/2018	Accelerated
Feb/19/2016	11,433	Time-Based	Feb/19/2019	Accelerated
Feb/19/2016	14,407	Performance-Based (Adj. TSR)	Feb/19/2019	Prorated to 5,602 RSUs and remain outstanding
Feb/19/2016	17,150	Performance-Based (Diluted EPS)	Feb/19/2019	Prorated to 6,669 RSUs and remain outstanding

Exhibit B

Professional Services Agreement